Exhibit 3.1

Execution Version

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SUNLIGHT FINANCIAL HOLDINGS INC.

(Pursuant to Sections 242, 245 and 303 of the
General Corporation Law of the State of Delaware)

Sunlight Financial Holdings Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.            That the name of this corporation is Sunlight Financial Holdings Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law and the Certificate of Incorporation originally filed with the Secretary of State of the State of Delaware on August 17, 2020, as amended and restated in its entirety by that Amended and Restated Certificate of Incorporation on November 24, 2020, and as further amended and restated by that Second Amended and Restated Certificate of Incorporation on July 9, 2021 (“Second A&R Certificate”).

2.            On October 30, 2023, Sunlight Financial Holdings Inc. (the “Corporation”) and certain of its subsidiaries filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

3.            This Third Amended and Restated Certificate of Incorporation (this “Certificate”) was duly adopted, pursuant to, and in accordance with, the Joint Prepackaged Chapter 11 Plan of Reorganization of Sunlight Financial Holdings Inc. and Its Affiliated Debtors, dated October 30, 2023, which was confirmed by order, dated December 6, 2023, of the Bankruptcy Court, jointly administered under the caption “In re: SUNLIGHT FINANCIAL HOLDINGS INC., et al., Debtors,” Case No. 23-11794 (MFW) in accordance with Sections 242, 245 and 303 of the General Corporation Law.

4.            This Certificate shall become effective when filed with the Secretary of State of the State of Delaware.

5.            That the Board of Directors of the Corporation (the “Board”) duly adopted resolutions proposing to amend and restate the Second A&R Certificate of this corporation, declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor.

6.            This Certificate amends and restates the Second A&R Certificate of the Corporation to read in full as follows:

First: The name of this corporation is Sunlight Financial Holdings Inc.

Second: The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

Third: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

Fourth: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 5,000,000 shares of Common Stock, $0.001 par value (“Common Stock”), (ii) 905,000 shares of Series A-1 Preferred Stock, $0.001 par value per share (“Series A-1 Preferred Stock”) and (iii) 2,750,000 shares of Series A-2 Preferred Stock, $0.001 par value per share (“Series A-2 Preferred Stock” and, together with the Series A-1 Preferred Stock, the “Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.            COMMON STOCK

1.            General. The voting, dividend and liquidation rights of the holders of the Common Stock, are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2.            Voting. The holders of the Common Stock are entitled to one (1) vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate that relates solely to the terms of Preferred Stock if the holders of such series of Preferred Stock are entitled to vote, either separately as individual classes or together, thereon pursuant to this Certificate or pursuant to the General Corporation Law. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of Preferred Stock that may be required by the terms of this Certificate) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B.            PREFERRED STOCK

1.            Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Certificate) the holders of the Preferred Stock then outstanding shall, on a pari passu basis, first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to that dividend per share of Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of such Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one (1) class or series of capital stock of the Corporation, the dividend payable to the holders of Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend.

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2.	Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1            Preferential Payments to Holders of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock then outstanding shall be entitled, on a pari passu basis, to be paid out of the assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event (as defined below), the holders of shares of Preferred Stock then outstanding shall be entitled, on a pari passu basis, to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or the Available Proceeds (as defined below), as applicable, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, in the case of the Preferred Stock an amount per share equal to the greater of (i) the Original Issue Price (as defined below), plus any dividends declared but unpaid thereon, or (ii)  such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable per share of Preferred Stock pursuant to this clause is hereinafter referred to as the “Liquidation Amount”). The “Original Issue Price” shall mean $17.13 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to Preferred Stock). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled under this Section 2.1, the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2            Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in full of all Liquidation Amounts required to be paid to the holders of shares of Preferred Stock pursuant to Section 2.1, the remaining assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of Preferred Stock pursuant to Section 2.1 or the remaining Available Proceeds, as the case may be, shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

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2.3           Deemed Liquidation Events.

2.3.1            Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of a majority of the outstanding shares of Series-A-1 Preferred Stock and the holders of a majority of the outstanding shares of Series A-2 Preferred Stock (the “Requisite Holders”) elect otherwise by written notice sent to the Corporation at least five (5) days prior to the effective date of any such event:

(a)            a merger or consolidation in which

(i)            the Corporation is a constituent party or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b)            (1) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or (2) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one (1) or more subsidiaries of the Corporation if substantially all of the assets or intellectual property of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation. For the avoidance of doubt, a Deemed Liquidation Event shall not include a bona fide financing transaction in which the Corporation issues securities solely for capital raising purposes.

2.3.2        Effecting a Deemed Liquidation Event.

(a)            The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 2.3.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation in such Deemed Liquidation Event shall be allocated to the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2.

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(b)            In the event of a Deemed Liquidation Event referred to in Section 2.3.1(a)(ii) or 2.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (iii) if the holders of a majority of the outstanding shares of Series-A-1 Preferred Stock or the holders of a majority of the outstanding shares of Series A-2 Preferred Stock (“Requisite Preferred Holders”) so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event (the “Redemption Date”), to redeem all outstanding shares of Preferred Stock at a price per share equal to the Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. Upon receipt of a request from the Requisite Preferred Holders to redeem the shares of Preferred Stock pursuant to this Section 2.3.2(b), the Corporation shall send written notice of the mandatory redemption to each holder of Preferred Stock not later than ten (10) days prior to the Redemption Date (the “Redemption Notice”). On or before the Redemption Date, each holder of shares of Preferred Stock to be redeemed, unless such holder has exercised his, her, or its rights to convert such shares as provided in Section 4, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claims that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice. In the event that less than all the shares of Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder. Prior to the distribution or redemption provided for in this Section 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business; provided, that any waiver of the Liquidation Amount shall require the consent of the Requisite Holders.

2.3.3        Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities to be paid or distributed to such holders pursuant to such Deemed Liquidation Event. The value of such property, rights or securities shall be determined in good faith by the Board and in accordance with the agreement of the stockholders of the Corporation dated as of December 6, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “Stockholders’ Agreement”).

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2.3.4        Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Section 2.3.1(a), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 2.3.4, consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

3.            Voting.

3.1           General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law, by other provisions of this Certificate, the Bylaws or the Stockholders’ Agreement, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class and on an as-converted to Common Stock basis.

3.2           Election of Directors. The Board shall be comprised of the number of directors as set in accordance with this Certificate, the Bylaws and the Stockholders’ Agreement. In accordance with, and subject to, the Stockholders’ Agreement, (i) the holders of the shares of Series A-1 Preferred Stock, exclusively and as a separate class, shall be entitled to elect up to two directors of the Corporation, (ii) the holders of the shares (or conversion rights thereto) of Series A-2 Preferred Stock, exclusively and as a separate class, shall be entitled to elect up to two directors of the Corporation, and (iii) the holders of record of the shares of Common Stock and Preferred Stock (including shares of Common Stock issued or issuable upon conversion of the Preferred Stock), voting together as a single class, shall be entitled to elect three directors of the Corporation. In accordance with, and subject to the Stockholders’ Agreement, any director elected as provided in the preceding sentences may be removed without cause by, and only by, the affirmative vote of the holders of the shares of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of the shares of capital stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first two sentences of this Section 3.2, then any directorship not so filled shall remain vacant until such time as such holders elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Section 3.2, a vacancy in any directorship filled by the holders of any class or classes shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or classes or by any remaining director or directors elected by the holders of such class or class pursuant to this Section 3.2. The voting of the directors of the Corporation shall be in accordance with ARTICLE IV, Section 8 of the Bylaws.

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3.3          Majority Preferred Stock Protective Provisions. At any time (i) (x) prior to the one-year anniversary of the Effective Date (as defined in that certain Convertible Promissory Note issued by the Corporation to the holder of Series A-2 Preferred Stock (“Promissory Note”)) (the “Trigger Date”) when shares of Series A-1 Preferred Stock representing at least fifty percent (50%) of the Common Stock, on an as-converted to Common Stock basis, are outstanding and (y) following the Trigger Date, so long as the holder of Series A-1 Preferred Stock holds more Common Stock on an as-converted to Common Stock basis (including in respect of Common Stock that would be outstanding in the event of the conversion of the Note (as defined in the Promissory Note)) than the holder of Series A-2 Preferred Stock and (ii) following the Trigger Date, so long as the holder of Series A-2 Preferred Stock holds more Common Stock on an as-converted to Common Stock basis (including in respect of Common Stock that would be outstanding in the event of the conversion of the Note) than the holder of Series A-1 Preferred Stock, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, recapitalization, reclassification, or otherwise, do, authorize or approve any of the following without (in addition to any other vote required by law, this Certificate, the Bylaws of the Stockholders’ Agreement) (each of the following actions, the “Majority Preferred Stock Protective Provisions”) (A) solely in respect of the time periods contemplated by the foregoing clause (i), the prior written consent or affirmative vote of the holders of a majority of the outstanding shares of Series A-1 Preferred Stock (the “Requisite Series A-1 Holders”) and (B) solely in respect of the time period contemplated by the foregoing clause (ii), the prior written consent or affirmative vote of the holders of a majority of the outstanding shares of Series A-2 Preferred Stock (the “Requisite Series A-2 Holders”), in each case, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

3.3.1       Effect a Deemed Liquidation Event;

3.3.2       Amend, alter, repeal or waive any provision of, or add any provision to this Certificate or the bylaws of the Corporation (the “Bylaws”), whether by means of an amendment to this Certificate or the Bylaws or by merger, consolidation or otherwise;

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3.3.3       Change the size or composition of the directors constituting the board of directors (or similar governing body) of any subsidiary of the Corporation, or establish any committee of the Board;

3.3.4       Effect any liquidation, dissolution or winding up of the affairs of the Corporation, effect any merger or consolidation, file for bankruptcy protection under applicable law or seek, consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator for any assets of the Corporation, excluding any liquidation, dissolution or winding up of the affairs of the Corporation following the consummation of a Deemed Liquidation Event in accordance with the terms of this Certificate;

3.3.5       Create, or authorize the creation of, or issue or obligate itself to issue shares of, or reclassify, any capital stock of the Corporation or any options, warrants, subscriptions or other rights to purchase shares of any class or series of capital stock of the Corporation, other than (i) securities that having rights, preferences or privileges that rank junior to the rights, preferences or privileges attached to the Preferred Stock and (ii) securities issued to employees, officers, and directors of, and consultants to the Corporation or its subsidiaries (if issued solely because of any such person’s status as an officer, director, employee, consultant or other person performing services for the Corporation and not as part of any offering of the Corporation’s securities) pursuant to any qualified or non-qualified stock option plan or agreement or other equity incentive plan or agreement, employee stock ownership plan, stock plan or any restricted stock grant approved by the Requisite Series A-1 Holders and/or the Requisite Series A-2 Holders, as applicable;

3.3.6       Authorize any reclassification or recapitalization of the outstanding securities of the Corporation, which results in any class or series of shares or other securities having rights, preferences or privileges senior to or on parity with any of the rights, preferences or privileges attached to the Preferred Stock;

3.3.7       Purchase or redeem (or permit any subsidiaries of the Corporation to purchase or redeem) or otherwise acquire any of the outstanding securities of the Corporation, except for the repurchase of securities of the Corporation from employees, directors or consultants at cost upon termination of their relationship with the Corporation pursuant to the terms of the Stockholders’ Agreement or any agreement with such employee, director or consultant, to the extent such repurchase has been approved by the Board;

3.3.8       Declare or pay dividends or make any distributions of cash, property or securities of the Corporation with respect to any shares of its Common Stock or any other capital stock of the Corporation, other than dividends or distributions of cash, property or securities of the Corporation made following the consummation of a Deemed Liquidation Event;

3.3.9       Make (or permit any of its subsidiaries to make) an acquisition (through a purchase, a merger or any other transaction) of the equity securities of any Person representing a majority, by voting power of the equity securities of such Person,

3.3.10     Make (or permit any of its subsidiaries to make) any acquisition or sale of assets (including the capital securities of any subsidiary of the Corporation) outside of the ordinary course of business consistent with past practice, including any acquisition of assets representing all or substantially all of the assets of the selling Person or Persons;

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3.3.11     Enter into any partnership, joint venture or similar arrangement with another Person;

3.3.12     (i) Enter into (or permit any of its subsidiaries to enter into) any senior debt facility or (ii) create, or authorize the creation of, or issue, or authorize the issuance (or permit any subsidiary to take such steps) of any debt security or create any lien or security interest (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business) or incur other indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees, or permit any subsidiary to take any such action with respect to any debt security lien, security interest or other indebtedness for borrowed money, other than the incurrence of indebtedness in the ordinary course of business of the Corporation in an amount less than $25,000 in the aggregate or pursuant to the terms of (i) Note Purchase Agreement, dated as of December 6, 2023, among the Corporation, Sunlight Financial, LLC, SL Financial Holdings Inc., Cross River Bank and the holders from time to time party thereto or (ii) Amended and Restated Loan and Security Agreement, dated as of December 6, 2023, by and among the Corporation, Sunlight Financial LLC and Cross River Bank (the “LSA”);

3.3.13     Enter into (or permit any of its subsidiaries to enter into) any agreement or contract with any affiliate of the Corporation (including directors, officers and other employees and excluding subsidiaries) other than agreements relating to employment, nondisclosure of confidential information, non-solicitation or non-competition;

3.3.14     Change the nature of the business operations of the Corporation and its subsidiaries as in effect on the date of the filing of this Certificate other than changes made in accordance with any budget or business plan approved by the Requisite Series A-1 Holders and/or the Requisite Series A-2 Holders, as applicable;

3.3.15     Approve, adopt or modify in a material way any operating or capital budgets of the Corporation, or deviate from the duly approved pro rated portion of the budget by more than 15% of any material line item in the budget in any given 6-month period;

3.3.16     Adopt, or amend or waive any provision of, any qualified or non-qualified stock option plan or agreement or other equity incentive plan or agreement, employee stock ownership plan, stock plan or any restricted stock grant or other deferred compensation plan;

3.3.17     Create a new subsidiary unless such subsidiary is wholly-owned by the Corporation;

3.3.18     Issue any of the Exempted Securities of the type described in Section 4.4.1(a)(iii), (v), (vi) and (viii);

3.3.19     Issue any security of a subsidiary to any person or entity other than the Corporation or an entity wholly-owned and controlled by the Corporation;

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3.3.20     Enter into (or permit any of its subsidiaries to enter into) an employment, incentive equity or equity-linked, non-competition or non-solicitation agreement with or materially modify the terms of any such agreement with any managing director (including any equivalent position and any more senior position) of the Corporation (or any such subsidiaries) (or amend any such agreement) or hire or terminate any such managing director (including any equivalent position and any more senior position);

3.3.21     Authorize, engage in, enter into or consummate any agreement involving, or transaction or series of transactions, involving consideration in excess of 30% of the Corporation’s tangible net worth; or

3.3.22     enter into any agreement or commitment to do any of the foregoing.

3.4          Fundamental Preferred Stock Protective Provisions. At any time (i) when the holder of Series A-1 Preferred Stock is not entitled to the Majority Preferred Stockholder Provisions or (B) the holder of Series A-2 Preferred Stock is not entitled to the Majority Preferred Stockholder Protective Provisions, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, recapitalization, reclassification, or otherwise, do, authorize or approve any of the following without (in addition to any other vote required by law, this Certificate, the Bylaws of the Stockholders’ Agreement) (A) solely in respect of the time periods contemplated by the foregoing clause (i), the prior written consent or affirmative vote of the Requisite Series A-1 Holders and (B) solely in respect of the time period contemplated by the foregoing clause (ii), the prior written consent or affirmative vote of the Requisite Series A-2 Holders, in each case, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

3.4.1       Effect a Deemed Liquidation Event;

3.4.2       Effect any liquidation, dissolution or winding up of the affairs of the Corporation, effect any merger or consolidation, file for bankruptcy protection under applicable law or seek, consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator for any assets of the Corporation, excluding any liquidation, dissolution or winding up of the affairs of the Corporation following the consummation of a Deemed Liquidation Event in accordance with the terms of this Certificate;

3.4.3       Make (or permit any of its subsidiaries to make) an acquisition (through a purchase, a merger or any other transaction) of the equity securities of any Person representing a majority, by voting power of the equity securities of such Person for consideration in excess of $1,000,000;

3.4.4       Make (or permit any of its subsidiaries to make) any acquisition or sale of assets (including the capital securities of any subsidiary of the Corporation) (i) outside of the ordinary course of business consistent with past practice, including any acquisition of assets representing all or substantially all of the assets of the selling Person or Persons for consideration in excess of $1,000,000 or (ii) in excess of $5,000,000;

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3.4.5       Enter into any partnership, joint venture or similar arrangement with another Person outside the Ordinary Course of Business;

3.4.6       (i) Enter into (or permit any of its subsidiaries to enter into) any senior debt facility or (ii) create, or authorize the creation of, or issue, or authorize the issuance (or permit any subsidiary to take such steps) of any debt security or create any lien or security interest (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business) or incur other indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees, or permit any subsidiary to take any such action with respect to any debt security lien, security interest or other indebtedness for borrowed money, other than the incurrence of indebtedness in the ordinary course of business of the Corporation in an amount less than $25,000 in the aggregate or pursuant to the terms of the LSA;

3.4.7       Materially change the nature of the business operations of the Corporation and its subsidiaries as in effect on the date of the filing of this Certificate other than changes made in accordance with any budget or business plan approved by the Requisite Series A-1 Holders and/or the Requisite Series A-2 Holders, as applicable;

3.4.8       Approve, adopt or modify in a material way any operating or capital budgets of the Corporation, or deviate from the duly approved budget by more than 15% of any material line item in the budget in any given 6-month period;

3.4.9       Create a new subsidiary unless such subsidiary is wholly-owned by the Corporation;

3.4.10     Enter into (or permit any of its subsidiaries to enter into) an employment, incentive equity or equity-linked, non-competition or non-solicitation agreement with or materially modify the terms of any such agreement with any chief executive officer, chief financial officer or chief operating officer (including any equivalent position and any more senior position) of the Corporation (or any such subsidiaries) (or amend any such agreement) or hire or terminate any such officer (including any equivalent position and any more senior position);

3.4.11     Amend, alter, repeal or waive any provision of, or add any provision to this Certificate or the Bylaws, whether by means of an amendment to this Certificate or the Bylaws or by merger, consolidation or otherwise;

3.4.12     Change the size or composition of the directors constituting the board of directors (or similar governing body) of any subsidiary of the Corporation, or establish any committee of the Board;

3.4.13     Create, or authorize the creation of, or issue or obligate itself to issue shares of, or reclassify, any capital stock of the Corporation or any options, warrants, subscriptions or other rights to purchase shares of any class or series of capital stock of the Corporation, other than (i) securities having rights, preferences or privileges that rank junior to the rights, preferences or privileges attached to the Preferred Stock and (ii) securities issued to employees, officers, and directors of, and consultants to the Corporation or its subsidiaries (if issued solely because of any such person’s status as an officer, director, employee, consultant or other person performing services for the Corporation and not as part of any offering of the Corporation’s securities) pursuant to any qualified or non-qualified stock option plan or agreement or other equity incentive plan or agreement, employee stock ownership plan, stock plan or any restricted stock grant approved by the Requisite Series A-1 Holders and/or the Requisite Series A-2 Holders, as applicable;

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3.4.14     Authorize any reclassification or recapitalization of the outstanding securities of the Corporation, which results in any class or series of shares or other securities having rights, preferences or privileges senior to or on parity with any of the rights, preferences or privileges attached to the Preferred Stock;

3.4.15     Purchase or redeem (or permit any subsidiaries of the Corporation to purchase or redeem) or otherwise acquire any of the outstanding securities of the Corporation on a non-pro rata basis, except for the repurchase of securities of the Corporation from employees, directors or consultants at cost upon termination of their relationship with the Corporation pursuant to the terms of the Stockholders’ Agreement or any agreement with such employee, director or consultant, to the extent such repurchase has been approved by the Board;

3.4.16     Adopt, or amend or waive any provision of, any qualified or non-qualified stock option plan or agreement or other equity incentive plan or agreement, employee stock ownership plan, stock plan or any restricted stock grant or other deferred compensation plan that increases the aggregate amount of Common Stock that may be issued thereunder in excess of ten percent (10%) of the Common Stock (on an as-converted basis);

3.4.17     Declare or pay dividends or make any distributions of cash, property or securities of the Corporation with respect to any shares of its Common Stock or any other capital stock of the Corporation, other than dividends or distributions of cash, property or securities of the Corporation made following the consummation of a Deemed Liquidation Event;

3.4.18     Enter into (or permit any of its subsidiaries to enter into) any agreement or contract with any affiliate of the Corporation (including directors, officers and other employees and excluding subsidiaries) other than agreements relating to employment, nondisclosure of confidential information, non-solicitation or non-competition; or

3.4.19     enter into any agreement or commitment to do any of the foregoing.

4.            Optional Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1           Right to Convert.

4.1.1        Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing such share’s Original Issue Price by its Conversion Price (as defined below) in effect at the time of conversion. The “Conversion Price” shall initially be equal to the Original Issue Price. Such initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

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4.1.2        Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock; provided that the foregoing termination of Conversion Rights shall not affect the amount(s) otherwise paid or payable in accordance with Section 2.1 to holders of Preferred Stock pursuant to such liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event.

4.2           Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3            Mechanics of Conversion.

4.3.1        Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Preferred Stock and, if applicable, any event on which such conversion is contingent and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount provided in Section 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

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4.3.2       Reservation of Shares. The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

4.3.3       Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 4.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such Preferred Stock, and the Corporation may thereafter take such appropriate action (without the need for stockholder action regardless of the provisions of Section 3.3 above) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

4.3.4       No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5       Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

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4.4          Adjustments to Conversion Price for Diluting Issues.

4.4.1        Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a)            “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4.4.3 below, deemed to be issued) by the Corporation after the Original Issue Date (as defined below), other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)	Common Stock, Options or Convertible Securities issued upon conversion of any of the Preferred Stock or issued as a dividend or distribution on the Preferred Stock;

(ii)	shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on, or conversion of, shares of Common Stock that is covered by Sections 4.5, 4.6, 4.7 or 4.8;

(iii)	shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board in an aggregate amount not to exceed ten percent (10%) of the Common Stock (on fully diluted basis);

(iv)	shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(v)	shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board in an aggregate amount not to exceed two percent (2%) of the Common Stock (on fully diluted basis);

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(vi)	shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board in an aggregate amount not to exceed two percent (2%) of the Common Stock (on fully diluted basis);

(vii)	shares of Common Stock, Options or Convertible Securities issued as acquisition consideration pursuant to the acquisition of another entity by the Corporation by merger, purchase of substantially all of the assets or intellectual property or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board; or

(viii)	shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development OEM, marketing or other similar agreements or strategic partnerships approved by the Board in an aggregate amount not to exceed two percent (2%) of the Common Stock (on fully diluted basis).

(b)            “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(c)            “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(d)            “Original Issue Date” shall mean the date on which the first share of Preferred Stock was issued.

4.4.2       No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Requisite Holders agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

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4.4.3       Deemed Issue of Additional Shares of Common Stock.

(a)            If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)            If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Section 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Applicable Conversion Price to an amount which exceeds the lower of (i) the Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)            If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to a Conversion Price pursuant to the terms of Section 4.4.4 (either because the consideration per share (determined pursuant to Section 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 4.4.3(a) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

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(d)            Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Section 4.4.4, the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)            If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Section 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Section 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Section 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4            Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4.4.3), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issuance or deemed issuance, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a)            “CP2” shall mean the Conversion Price in effect immediately after such issuance or deemed issuance of Additional Shares of Common Stock

(b)            “CP1” shall mean the Conversion Price in effect immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock;

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(c)            “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d)            “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued or deemed issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e)            “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5       Determination of Consideration. For purposes of this Section 4.4, the consideration received by the Corporation for the issuance or deemed issuance of any Additional Shares of Common Stock shall be computed as follows:

(a)            Cash and Property. Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, after payment of any underwriter’s discounts and commissions, excluding amounts paid or payable for accrued interest;

(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

(iii)	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board.

(b)            Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing:

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(i)	The total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6        Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of Section 4.4.4 then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5           Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such class shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such class shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 4 shall become effective at the close of business on the date the subdivision or combination becomes effective.

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4.6            Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1)            the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)            the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 4 as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.7            Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

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4.8            Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one (1) share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock. For the avoidance of doubt, nothing in this Section 4.8 shall be construed as preventing the holders of Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the General Corporation Law in connection with a merger triggering an adjustment hereunder, nor shall this Section 4.8 be deemed conclusive evidence of the fair value of the shares of Preferred Stock in any such appraisal proceeding.

4.9            Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than twenty (20) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than fifteen (15) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such holder’s Preferred Stock.

4.10         Notice of Record Date. In the event:

(a)            the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)            of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

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(c)            of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

5.            Mandatory Conversion.

5.1            Trigger Events. Upon either (a) the closing of the sale of shares of this Corporation’s Common Stock to the public at a price of at least $51.39 subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement on Form S-1 under the Securities Act of 1933, as amended, resulting in at least $50,000,000 of gross proceeds, or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Holders (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Section 4.1.1 and (ii) such shares may not be reissued by the Corporation.

5.2            Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Section 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 5.2. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Section 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such Preferred Stock, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

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6.            Redemption. Other than as set forth in Section 2.3.2(b), the Preferred Stock is not redeemable at the option of the holder or the Corporation.

7.            Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed, converted or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption, conversion or acquisition.

8.            Waiver. Except as otherwise set forth herein, (a) any of the rights, powers, preferences and other terms of the Series A-1 Preferred Stock set forth herein may be waived on behalf of all holders of Series A-1 Preferred Stock by the affirmative written consent or vote of the holders of a majority of the issued and outstanding shares of Series A-1 Preferred Stock and (b) any of the rights, powers, preferences and other terms of the Series A-2 Preferred Stock set forth herein may be waived on behalf of all holders of Series A-2 Preferred Stock by the affirmative written consent or vote of the holders of a majority of the issued and outstanding shares of Series A-2 Preferred Stock; provided however that any holder of Preferred Stock may waive its own rights hereunder on such holder’s own behalf without the consent of any other stockholder.

9.            Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

Fifth: Pursuant to Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), the Corporation will not issue non-voting equity securities (which shall not be deemed to include any warrants or options or similar instruments to purchase equity of the Corporation); provided, however, that this provision (i) will have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (ii) will have such force and effect, if any, only for so long as such section is in effect and applicable to the Corporation or any of its wholly-owned subsidiaries and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect. This prohibition on the issuance of non-voting equity securities is included in compliance Section 1123(a)(6) of the Bankruptcy Code.

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Sixth: Subject to any additional vote required by this Certificate, the Bylaws or the Stockholders’ Agreement, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws.

Seventh: Subject to any additional vote required by this Certificate, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws as modified by the Stockholders’ Agreement. Except as otherwise set forth in the Bylaws or the Stockholders’ Agreement, each director shall be entitled to one (1) vote on each matter presented to the Board subject to any additional approval requirement as set forth in the Stockholders’ Agreement.

Eighth: Elections of directors need not be by written ballot unless the Bylaws shall so provide.

Ninth: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

Tenth: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

Eleventh: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not (a) adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification or (b) increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

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Twelfth: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, the persons referred to in clauses (i) and (ii) are “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation while such Covered Person is performing services in such capacity. Any repeal or modification of this Article Eleventh will only be prospective and will not affect the rights under this Article Eleventh in effect at the time of the occurrence of any actions or omissions to act giving rise to liability. Notwithstanding anything to the contrary contained elsewhere in this Certificate, the affirmative written consent or vote of the Requisite Holders, will be required to amend or repeal, or to adopt any provisions inconsistent with this Article Eleventh.

Thirteenth: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or this Certificate or the Bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article Twelfth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Twelfth (including, without limitation, each portion of any sentence of this Article Twelfth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

* * *

That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

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That this Certificate, which restates and integrates and further amends the provisions of this Certificate, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Third Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 6th day of December, 2023.

By:	/s/ Rodney Yoder
Name: Rodney Yoder
Title: Chief Financial Officer

[Signature Page to Third Amended and Restated Certificate of Incorporation]